CSW Industrials Reports Fiscal 2024 Second Quarter and First Half Results with
Record Revenue, EPS and EBITDA in Each Reporting Period

DALLAS, November 2, 2023 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2024 second quarter and first half periods ended September 30, 2023.

Fiscal 2024 Second Quarter Highlights (comparisons to fiscal 2023 second quarter)

•Total revenue increased 7% to a record $203.7 million, of which 5%, or $10.1 million was organic growth, and 1% or $2.4 million was inorganic revenue from acquisitions within the last twelve months
•Net income attributable to CSWI increased 24% to $30.1 million, compared to $24.3 million
•Earnings per diluted share (EPS) improved 23% to a record $1.93, compared to $1.57
•EBITDA increased 21% to $53.0 million, with margin expansion of 300 bps to 26%
•Cash flow from operations of $44.7 million, compared to $30.5 million, an increase of 47%
•Paid down $37 million of debt, significantly improving strength of the balance sheet, resulting in a leverage ratio (Debt to EBITDA), in accordance with our credit facility, of 0.85x

Fiscal 2024 First Half Highlights (comparisons to fiscal 2023 first half)

•Total revenue increased 4% to $407.0 million, of which 2%, or $8.4 million was organic growth, with all segments contributing to organic growth
•Net income attributable to CSWI increased 13% to $60.7 million, compared to $53.8 million
•EPS improved 13% to a record $3.90, compared to $3.45
•EBITDA increased 15% to $107.4 million, with margin expansion of 250 bps to 26%
•Record cash flow from operations of $94.9 million, compared to $47.3 million, an increase of 101%
•Paid down $80 million of debt and returned cash to shareholders of $5.9 million in dividends and $1.1 million in share repurchases

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Our team continues to outperform the markets we serve, as exhibited in the record fiscal second quarter results delivered against strong prior year period results. Our second quarter and fiscal first half results demonstrate our ability to leverage our strong distributor relationships, drive operational execution, and carefully manage expenses. In the second quarter we once again delivered impressive operating leverage as EBITDA grew by 21% on 7% revenue growth, with equally impressive EBITDA margin expansion of 300 bps to 26%. The Company generated $45 million in cash flow from operations, an increase of almost 50% over the prior year period, facilitating the further reduction of our outstanding debt, which strengthened our balance sheet, increased our liquidity, and further reduced our leverage ratio and interest expense."

Mr. Armes continued, "We expect to deliver second half revenue, EBITDA, and EPS growth for the Company, as well as a continuation of our strong cash generation."

Fiscal 2024 Second Quarter Consolidated Results

Fiscal second quarter revenue was a record $203.7 million, representing 6.5% growth from $191.2 million in the prior year period. Of the $12.5 million of total revenue growth, organic revenue increased by $10.1 million, primarily due to pricing actions and a slight increase in unit volumes due to the late summer heat wave in certain portions of the U.S., with the $2.4 million of inorganic revenue due to last year's acquisition of Falcon. Revenue increased in the general industrial, HVAC/R, architecturally-specified building product, and plumbing end markets.

Gross profit in the fiscal second quarter was $91.0 million, representing 12.8% growth from $80.6 million in the prior year period. Gross profit as a percent of revenue increased 250 bps to 44.7%, compared to 42.2% in the prior year period. Gross margin improvement was the result of pricing actions, and a reduction in ocean and domestic freight costs.

Operating expenses as a percent of revenue were 24.0%, compared to 23.7% in the prior year period. Operating expenses were $49.0 million, compared to $45.3 million in the prior year period. The additional expenses were primarily due to increased employee compensation, insurance costs, and sales commissions driven by revenue growth.

Operating income increased to $42.0 million, or 20.6% as a percent of revenue, compared to the prior year period of $35.3 million, or 18.5% as a percent of revenue. The 210 bps improvement in operating income margin resulted from the improvement in gross profit margin, partially offset by the increase in operating expenses.

Other income, net was $1.9 million, compared to the prior year period of less than $0.1 million. The increase of $1.9 million was primarily related to a gain of $1.4 million recognized from the sale of a property previously held for investment, in addition to gains arising from transactions in currencies other than functional currencies.

Net income attributable to CSWI increased 23.5% to $30.1 million, compared to the prior year period of $24.3 million, while EPS increased 22.9% to $1.93, compared to $1.57 in the prior year period.

Fiscal 2024 second quarter EBITDA increased to $53.0 million, representing 20.5% growth from $43.9 million in the prior year period. As revenue growth outpaced incremental expenses, EBITDA as a percent of revenue improved by more than 300 bps to 26.0%, compared to 23.0% in the prior year period.

The Company’s effective tax rate for the fiscal second quarter was 25.7%.

During the fiscal second quarter, the Company paid down $37 million of debt, utilizing the record fiscal second quarter cash flows from operations of $44.7 million, a 47% increase over the prior year period. As of September 30, 2023, $173.0 million was outstanding on our $500 million Revolving Credit Facility, which resulted in borrowing capacity of $327.0 million. Our interest rate swap executed in February 2023 hedges our exposure to variability in cash flows from interest payments on the first $100 million of borrowing under our Revolving Credit Facility. As of fiscal quarter end, CSWI reported a leverage ratio, in accordance with our Revolving Credit Facility, of 0.85x debt to EBITDA as compared to the 1.1x ratio reported for the fiscal first quarter ended June 30, 2023.

Following quarter end, the Company declared its nineteenth consecutive quarterly regular cash dividend in the amount of $0.19 per share, which will be paid on November 10, 2023, to shareholders of record on October 27, 2023.

Fiscal 2024 Second Quarter Segment Results

Contractor Solutions segment revenue was $139.9 million, a $9.6 million, or 7.4% increase from the prior year period. Revenue growth was comprised of organic growth of $7.2 million, and inorganic growth of $2.4 million from the Falcon acquisition. The 5.5% increase in organic revenue was primarily due to pricing initiatives and a slight increase in unit volume due to the late summer heat wave in certain portions of the U.S. As compared to the prior year period, net revenue growth was driven by both the HVAC/R and plumbing end markets. Segment operating income improved to $39.0 million, compared to $32.3 million in the prior year period. The incremental profit compared to the prior year period resulted from the reduction in ocean and domestic freight expenses, pricing actions, and the inclusion of the Falcon acquisition. This incremental profit was partially offset by increased expenses related to employee compensation, sales commissions, and amortization of intangibles. Segment operating income margin improved to 27.9%, compared to 24.8% in the prior year period, due to gross margin improvement driven primarily by pricing and a reduction in ocean and domestic freight costs. Segment EBITDA in the current year period was $46.6 million, or 33.3% of revenue, compared to $39.1 million, or 30.0% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue was $36.6 million, a $0.3 million, or 0.7% decrease, over the prior year period. Segment operating income improved to $4.8 million, a 4.1% increase from $4.6 million in the prior year period, driven by management of operating expenses. Segment operating income margin in the fiscal second quarter improved to 13.2%, compared to 12.6% in the prior year period. Segment EBITDA improved to $6.3 million, or 17.2% of revenue, compared to $6.1 million, or 16.5% of revenue, in the prior year period.

Engineered Building Solutions segment revenue was $29.2 million, a 13.0% increase from the prior year period, due to timing, leveraging the backlog, and pricing. The project mix of the current backlog skews more toward larger jobs in the architecturally-specified building products end market, which can take over two years to convert to revenue. Segment operating income was $5.2 million, or 17.9% of revenue, compared to the prior year period of $3.5 million, or 13.5% of revenue. Segment EBITDA was $5.7 million, or 19.5% of revenue, compared to $3.9 million, or 15.0% of revenue, in the prior year period.

Fiscal 2024 First Half Consolidated Results

Fiscal first half revenue was $407.0 million, representing 4.1% growth from $391.1 million in the prior year period, with growth in all three reporting segments. Of the $15.9 million total growth, $8.4 million (2.1% of the 4.1% total growth) resulted from organic growth with the remainder ($7.5 million) contributed by the Cover Guard, AC Guard and Falcon acquisitions.

Gross profit in the fiscal first half was $183.1 million, representing $16.1 million (9.6%) growth from $167.1 million in the prior year period, with the incremental profit resulting predominantly from revenue growth driven by pricing actions, a reduction in ocean and domestic freight expenses and the acquisitions of Cover Guard, AC Guard and Falcon. Gross profit as a percentage of sales was 45.0%, compared to 42.7% in the prior year period. Gross margin improvement was also the result of pricing actions, and a reduction in overall freight costs.

Operating expenses as a percent of revenue were 23.6%, compared to 23.2% in the prior year period, as the increase in operating expenses outpaced revenue growth. Operating expenses in the current year period were $95.9 million, compared to $90.9 million in the prior year period. The additional expenses were related to employee compensation, amortization of intangible assets as a result of recent acquisitions, travel, insurance costs, and sales commissions.

In the current period, operating income was $87.2 million, compared to $76.2 million in the prior year period. The incremental operating income resulted from the gross profit increase, partially offset by the operating expense increase as discussed above. Operating income margin in the current period improved to 21.4%, compared to the prior year period of 19.5%. During the comparative periods, the enhanced operating income margin was due to the improvement in gross profit margin, slightly offset by higher operating expenses.

Other income, net was $2.2 million, compared to $0.2 million in the prior year period. The increase of $2.0 million was primarily related to a gain of $1.4 million recognized from the sale of a property previously held for investment, in addition to gains arising from transactions in currencies other than functional currencies.

In the current period, reported net income attributable to CSWI improved to $60.7 million, or $3.90 per diluted share. In the prior year period, reported net income attributable to CSWI was $53.8 million, or $3.45 per diluted share.

Fiscal 2024 first half EBITDA increased 14.9% to $107.4 million from $93.5 million in the prior year period. EBITDA as a percent of revenue improved 250 bps to 26.4%, compared to 23.9%, in the prior year period.

Net cash provided by operating activities for the fiscal 2024 first half was a record $94.9 million, compared to $47.3 million in the prior year's first half, as improved profit and working capital management led to a 101% increase compared to the prior year period. The Company paid down $80 million of debt in the first half utilizing our record cash flow from operations.

The Company’s effective tax rate for the fiscal first half was 25.4% on a GAAP basis.

The Company expects an adjusted tax rate of approximately 25% - 26% for fiscal year 2024, after excluding the $8.6 million of other expense and the related $1.1 million income tax benefit. The $8.6 million of other expense is a result of the expiration of the tax indemnification assets in the fiscal third quarter related to the TRUaire and Falcon acquisitions.

Fiscal 2023 First Half Segment Results

Contractor Solutions segment revenue was $279.9 million, a $11.9 million or 4.5% increase from the prior year period. Revenue growth was comprised of inorganic growth from Cover Guard, AC Guard and Falcon acquisitions ($7.5 million), and organic growth of $4.4 million (1.7% of the total 4.5% growth) due to pricing initiatives that were partially offset by a decline in unit volumes. As compared to the prior year period, net revenue growth was driven primarily by the HVAC/R and plumbing end markets. Segment operating income in the current year period was $78.7 million, compared to $68.6 million in the prior year period. The incremental profit resulted from a reduction in ocean and domestic freight expenses, pricing actions, and the inclusion of recent acquisitions, partially offset by increased expenses related to employee compensation as the segment builds the infrastructure to support growth, increased amortization of intangible assets related to recent acquisitions, and third-party sales commissions associated with revenue growth. Segment operating income margin was 28.1%, compared to 25.6% in the prior year period, driven primarily by the gross margin improvement resulting from the aforementioned reduction in ocean and domestic freight expenses and revenue growth from pricing actions. Segment EBITDA in the current period was $93.4 million, or 33.4% of revenue, compared to $82.1 million, or 30.7% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue grew to $74.3 million, a $1.7 million or 2.3% increase from the prior year period of $72.6 million, primarily due to pricing initiatives, with growth in the general industrial end market and a decrease in rail, energy and mining. In the current year period, Segment operating income improved by 21.1% to $11.8 million, or 15.9% of revenue, compared to the prior year period of $9.7 million, or 13.4% of revenue. Improved segment operating income resulted from revenue growth, enhanced margins due to operational efficiencies, and prudent management of operating expenses. Segment EBITDA in the current period was $14.7 million, or 19.8% of revenue, compared to $12.7 million, or 17.5% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $56.8 million, a $2.4 million or 4.5% increase over the prior year period, primarily due to the conversion of backlog into revenue and pricing actions. Segment operating income increased 19.9% to $9.5 million, or 16.7% of revenue, compared to the prior year period of $7.9 million, or 14.6% of revenue, due to the increased net revenue, improved gross margin as a result of operating leverage, and management of operating expenses. Segment EBITDA in the current period was $10.4 million, or 18.3% of revenue, compared to $8.7 million, or 15.9% of revenue in the prior year period.

All percentages are calculated based upon the attached financial statements.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-300-8521, international callers may use 1-412-317-6026, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until November 16, 2023. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10183482. The call will also be available for replay via webcast link on the Investors portion of the CSWI website at www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations & Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Revenues, net	$203,653	$191,192	$407,013	$391,126
Cost of revenues	(112,694)	(110,545)	(223,887)	(224,054)
Gross profit	90,959	80,647	183,126	167,072
Selling, general and administrative expenses	(48,966)	(45,330)	(95,927)	(90,882)
Operating income	41,993	35,317	87,199	76,190
Interest expense, net	(3,306)	(3,106)	(7,315)	(4,891)
Other income, net	1,926	40	2,240	210
Income before income taxes	40,613	32,251	82,124	71,509
Provision for income taxes	(10,431)	(7,936)	(20,885)	(17,557)
Net income	30,182	24,315	61,239	53,952
Less: (Income) Loss attributable to redeemable noncontrolling interest	(127)	16	(572)	(179)
Net income attributable to CSW Industrials, Inc.	$30,055	$24,331	$60,667	$53,773

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.93	$1.58	$3.91	$3.46
Diluted	$1.93	$1.57	$3.90	$3.45

Weighted average number of shares outstanding:
Basic	15,544	15,439	15,532	15,541
Diluted	15,588	15,477	15,568	15,574

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	September 30, 2023	March 31, 2023
(Amounts in thousands, except for per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,846	$18,455
Accounts receivable, net of allowance for expected credit losses of $767 and $1,365, respectively	126,320	122,753
Inventories, net	151,203	161,569
Prepaid expenses and other current assets	27,278	20,279
Total current assets	318,647	323,056
Property, plant and equipment, net of accumulated depreciation of $98,926 and $92,703, respectively	88,655	88,235
Goodwill	242,994	242,740
Intangible assets, net	310,145	318,903
Other assets	50,865	70,519
Total assets	$1,011,306	$1,043,453

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$47,114	$40,651
Accrued and other current liabilities	65,588	67,388
Total current liabilities	112,702	108,039
Long-term debt	173,000	253,000
Retirement benefits payable	1,138	1,158
Other long-term liabilities	118,503	137,117
Total liabilities	405,343	499,314
Commitments and contingencies
Redeemable noncontrolling interest	19,036	18,464
Equity:
Common shares, $0.01 par value	163	163
Additional paid-in capital	131,224	123,336
Treasury shares, at cost (894 and 902 shares, respectively)	(84,219)	(82,734)
Retained earnings	548,044	493,319
Accumulated other comprehensive loss	(8,285)	(8,409)
Total equity	586,927	525,675
Total liabilities, redeemable noncontrolling interest and equity	$1,011,306	$1,043,453

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)	Six Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$61,239	$53,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,613	6,419
Amortization of intangible and other assets	11,730	10,917
Provision for inventory reserves	2,490	1,509
Provision for doubtful accounts	227	1,350
Share-based and other executive compensation	5,556	4,730
Loss (gain) on disposals of property, plant and equipment	(1,446)	(11)
Net pension benefit	33	52
Impairment of assets	91	—
Deferred taxes	411	(652)
Changes in operating assets and liabilities:
Accounts receivable	(3,917)	(3,180)
Inventories	7,739	(23,109)
Prepaid expenses and other current assets	(5,478)	(4,533)
Other assets	(466)	(238)
Accounts payable and other current liabilities	8,975	(939)
Retirement benefits payable and other liabilities	1,139	1,026
Net cash provided by operating activities	94,936	47,293
Cash flows from investing activities:
Capital expenditures	(7,785)	(4,516)
Proceeds from sale of assets held for investment	1,665	29
Proceeds from sale of assets	42	—
Cash paid for acquisitions	(2,623)	(21,500)
Net cash used in investing activities	(8,701)	(25,987)
Cash flows from financing activities:
Borrowings on line of credit	38,681	77,797
Repayments of line of credit and term loan	(118,681)	(61,078)
Purchase of treasury shares	(3,928)	(37,567)
Proceeds from stock option activity	—	273
Proceeds from acquisition of redeemable noncontrolling interest shareholder	—	2,000
Dividends	(5,900)	(5,293)
Net cash used in financing activities	(89,828)	(23,868)
Effect of exchange rate changes on cash and equivalents	(1,016)	(499)
Net change in cash and cash equivalents	(4,609)	(3,061)
Cash and cash equivalents, beginning of period	18,455	16,619
Cash and cash equivalents, end of period	$13,846	$13,558

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, adjusted EBITDA, and free cash flow, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income, net income attributable to CSWI and cash flows provided by operating activities, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Net Income attributable to CSWI	$30,055	$24,331	$60,667	$53,773
Plus: Income (Loss) attributable to redeemable noncontrolling interest	127	(16)	572	179
Net Income	$30,182	$24,315	$61,239	$53,952

Adjusting Items:
Interest Expense	3,306	3,106	7,315	4,891
Income Tax Expense	10,431	7,936	20,886	17,556
Depreciation & Amortization	9,045	8,582	17,960	17,052
EBITDA	$52,964	$43,939	$107,399	$93,452
EBITDA % Revenue	26.0%	23.0%	26.4%	23.9%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30, 2023
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$139,903	$36,615	$29,211	$(2,075)	$203,653

Operating Income	$39,025	$4,829	$5,233	$(7,095)	$41,993
% Revenue	27.9%	13.2%	17.9%		20.6%
Adjusting Items:
Other Income (Expense)	575	(54)	3	1,402	1,926
Depreciation & Amortization	7,045	1,505	453	42	9,045
EBITDA	$46,645	$6,280	$5,690	$(5,651)	$52,964
% Revenue	33.3%	17.2%	19.5%		26.0%

(Amounts in thousands)	Three Months Ended September 30, 2022
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$130,303	$36,887	$25,845	$(1,841)	$191,192

Operating Income	$32,298	$4,640	$3,501	$(5,122)	$35,317
% Revenue	24.8%	12.6%	13.5%		18.5%
Adjusting Items:
Other Income (Expense)	242	(55)	(79)	(67)	40
Depreciation & Amortization	6,581	1,494	458	49	8,582
EBITDA	$39,121	$6,079	$3,880	$(5,140)	$43,939
% Revenue	30.0%	16.5%	15.0%		23.0%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Six Months Ended September 30, 2023
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$279,856	$74,326	$56,799	$(3,967)	$407,013

Operating Income	$78,692	$11,794	$9,493	$(12,780)	$87,199
% Revenue	28.1%	15.9%	16.7%		21.4%
Adjusting Items:
Other Income (Expense)	747	(91)	11	1,573	2,240
Depreciation & Amortization	13,940	3,035	895	90	17,960
EBITDA	$93,380	$14,738	$10,398	$(11,117)	$107,399
% Revenue	33.4%	19.8%	18.3%		26.4%

(Amounts in thousands)	Six Months Ended September 30, 2022
		Specialized	Engineered
	Contractor	Reliability	Building	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$267,932	$72,624	$54,359	$(3,789)	$391,126

Operating Income	$68,587	$9,737	$7,915	$(10,049)	$76,190
% Revenue	25.6%	13.4%	14.6%		19.5%
Adjusting Items:
Other Income (Expense)	551	(51)	(158)	(133)	210
Depreciation & Amortization	12,989	3,055	909	99	17,052
EBITDA	$82,127	$12,742	$8,666	$(10,084)	$93,452
% Revenue	30.7%	17.5%	15.9%		23.9%

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$44,679	$30,480	$94,936	$47,293
Less: Capital Expenditures	(2,814)	(2,501)	(7,785)	(4,516)
Free Cash Flow	$41,865	$27,979	$87,151	$42,777
Free Cash Flow % Net Income	138.7%	115.1%	142.3%	79.3%